Exhibit 99.1

Baker Hughes Company Announces Second-Quarter 2025 Results
Second-quarter highlights
•Orders of $7.0 billion, including $3.5 billion of IET orders.
•RPO of $34.0 billion, including record IET RPO of $31.3 billion.
•Revenue of $6.9 billion, down 3% year-over-year.
•Attributable net income of $701 million.
•GAAP diluted EPS of $0.71 and adjusted diluted EPS* of $0.63.
•Adjusted EBITDA* of $1,212 million, up 7% year-over-year.
•Cash flows from operating activities of $510 million and free cash flow* of $239 million.
•Returns to shareholders of $423 million, including $196 million of share repurchases.
HOUSTON & LONDON (July 22, 2025) – Baker Hughes Company (Nasdaq: BKR) ("Baker Hughes" or the "Company") announced results today for the second quarter of 2025.
"We delivered strong second-quarter results, with total adjusted EBITDA margins increasing 170 basis points year-over-year to 17.5% despite a modest decline in revenue. This performance reflects the benefits of structural cost improvements and continued deployment of our business system, which is driving higher productivity, stronger operating leverage and more durable earnings across the company," said Lorenzo Simonelli, Baker Hughes Chairman and Chief Executive Officer.
"IET orders totaled $3.5 billion in the quarter, resulting in another record backlog for the segment. Importantly, order momentum remained strong, supported by more than $550 million of data center related orders, despite the absence of large LNG awards. Following a strong first half and a positive outlook for second half awards, we are confident of achieving the full-year order guidance range for IET."
“We remain confident in our ability to deliver solid performance in 2025, with continued growth in IET helping to offset softness in more market-sensitive areas of OFSE – underscoring the strength of our portfolio and the benefits of our strategic diversification. Accordingly, we are raising our full-year revenue and EBITDA guidance for IET and reestablishing full-year guidance for OFSE.”
"During the quarter, we also announced three strategic transactions to advance our portfolio optimization strategy, reinforcing efforts to enhance the durability of earnings and cash flow while creating long-term value for shareholders. These actions are designed to unlock value from non-core businesses in our portfolio and redeploy that capital into higher-margin opportunities that fit our financial and strategic frameworks."
"We are progressing with our strategy of positioning the company for sustainable, differentiated growth and commend the focus and dedication of our people in executing this strategy," concluded Simonelli.

* Non-GAAP measure. See reconciliations in the section titled "Reconciliation of GAAP to non-GAAP Financial Measures."

Baker Hughes Company News Release
Baker Hughes Company Announces Second-Quarter 2025 Results

	Three Months Ended			Variance
(in millions except per share amounts)	June 30, 2025	March 31, 2025	June 30, 2024	Sequential	Year-over-year
Orders	$7,032	$6,459	$7,526	9%	(7%)
Revenue	6,910	6,427	7,139	8%	(3%)
Net income attributable to Baker Hughes	701	402	579	74%	21%
Adjusted net income attributable to Baker Hughes*	623	509	568	22%	10%
Adjusted EBITDA*	1,212	1,037	1,130	17%	7%
Diluted earnings per share (EPS)	0.71	0.40	0.58	76%	22%
Adjusted diluted EPS*	0.63	0.51	0.57	23%	11%
Cash flow from operating activities	510	709	348	(28%)	47%
Free cash flow*	239	454	106	(47%)	F
* Non-GAAP measure. See reconciliations in the section titled "Reconciliation of GAAP to non-GAAP Financial Measures."
Certain columns and rows in our tables and financial statements may not sum up due to the use of rounded numbers.
"F" is used in most instances when variance is above 100%. Additionally, "U" is used when variance is below (100)%.
Quarter Highlights
Executing our portfolio optimization strategy
In the second quarter, Baker Hughes announced three strategic transactions, all of which reflect a disciplined capital allocation framework and a focus on core businesses with strong return potential.
First, the Company signed an agreement to form a joint venture with a subsidiary of Cactus, Inc., contributing the Oilfield Services & Equipment’s ("OFSE") Surface Pressure Control ("SPC") product line in exchange for approximately $345 million while maintaining a minority ownership stake.
Second, the Company announced an agreement to sell the Precision Sensors & Instrumentation ("PSI") product line within Industrial & Energy Technology ("IET") to Crane Company for approximately $1.15 billion. These proceeds will enhance the Company’s flexibility to reinvest in higher-growth, higher-return areas that support further margin expansion and improved returns.
Finally, Baker Hughes agreed to acquire Continental Disc Corporation ("CDC"), a leading provider of pressure management solutions, for approximately $540 million. The CDC acquisition strengthens the IET Industrial Products portfolio with a highly complementary, margin-accretive business that expands the Company’s position in the flow and pressure control market and enhances recurring, lifecycle driven revenue.
Key awards and technology achievements
The Company continued to support the development of critical data center projects, with year-to-date data center awards of more than $650 million. IET received an award to supply 30 NovaLT™ turbines, representing our largest data center award to-date.The turbines, alongside other associated Baker Hughes equipment, will deliver up to 500 megawatts (MW) of reliable and efficient power for data center development across various U.S. locations.
Frontier Infrastructure awarded a contract for NovaLT™ turbines, delivering up to 270 MW of power for its data center projects in Wyoming and Texas. This follows the March 2025 enterprise-wide agreement to accelerate large scale carbon capture and storage ("CCS") and power solutions.

Baker Hughes Company News Release
Baker Hughes Company Announces Second-Quarter 2025 Results
Baker Hughes continues to grow the pipeline of future data center opportunities. At the Saudi-U.S Investment Forum in May, the Company signed an MoU with DataVolt that plans to power data centers globally, including the NEOM project in the Kingdom that intends to utilize Baker Hughes’ multi-fuel NovaLT™ technology solution.
In addition to growing demand from data center applications, IET experienced increased demand for NovaLT™ turbines in the gas infrastructure sector. During the second quarter, the segment secured an award for four gas turbines to support Aramco’s Master Gas System III pipeline project. Including this award, we have secured a total of $2.9 billion in gas infrastructure equipment orders over the past six quarters.
Highlighting the durability of IET’s lifecycle model, the segment was awarded several aftermarket services contracts. In Gas Technology Services ("GTS"), the Company secured more than $350 million of Contractual Services Agreements ("CSA") during the quarter. We signed a maintenance agreement with Belayim Petroleum Company (“Petrobel”) to improve uptime and reliability of critical turbomachinery equipment in Egypt. Also in GTS, we renewed a multi-year service agreement with Oman LNG, including resident engineering support along with digital remote monitoring and diagnostics services delivered through iCenter™.
The Company gained further traction with New Energy globally, with year-to-date bookings now totaling $1.25 billion. In Climate Technology Solutions ("CTS"), we secured one of our largest CCS orders to-date, providing compression technology for a CCS hub in the Middle East. Also in CTS, we signed a framework agreement with Energinet in Denmark to supply 16 reciprocating compressor packages, supporting an increase in biogas production while driving methane and CO2 emissions reduction for gas infrastructure across the country.
Industrial Technology continued to demonstrate strong momentum across multiple end markets. In Industrial Solutions, we secured a variety of awards for our Cordant™ suite of solutions. This includes an award from a large NOC to deploy Asset Performance Management across several compression stations in the Middle East, and an award from NOVA Chemicals to optimize maintenance spend and maximize production.
OFSE maintained strong momentum in Mature Assets Solutions around the globe. In Angola, OFSE was awarded multi-year production solutions contracts for chemicals, artificial lift, and digital services to support a major operator's offshore activities. In Kazakhstan, the TOPAN and Baker Hughes joint venture secured a critical production chemicals and services award. In Norway, Equinor awarded OFSE a contract to industrialize offshore plug and abandonment ("P&A") operations in the Oseberg East field, which followed the announcement of a multi-year P&A framework agreement for integrated well services.
OFSE saw continued adoption of Leucipa™ automated field production solution, securing an award from Repsol for next-generation AI capabilities following the MoU signed in October 2024. The Company also signed an agreement with ENI to deploy Leucipa for electric submersible pumps ("ESP") optimization and AI-powered predictive failure analytics in the Middle East.
Also in the Middle East, Baker Hughes signed a master services agreement with Aramco for installation and maintenance of ESPs across the Kingdom of Saudi Arabia.
In North America, OFSE secured a multi-year contract to provide drag reducing chemicals to be deployed on Genesis Energy’s Cameron Highway Oil Pipeline and Poseidon systems, each of which is operated and 64% owned by Genesis Energy. To support this agreement, OFSE will expand its chemicals manufacturing footprint and deploy Leucipa. Additionally, bp awarded OFSE a multi-year chemicals management services contract to optimize throughput and asset reliability in the U.S. Gulf Coast.
In Germany, OFSE successfully drilled Lower Saxony’s first productive deep geothermal exploration well, a project that leverages OFSE’s integrated well construction and production capabilities and the Company’s industry-leading subsurface-to-surface digital solutions to monitor and optimize operational performance.

Baker Hughes Company News Release
Baker Hughes Company Announces Second-Quarter 2025 Results
Consolidated Financial Results
Revenue for the quarter was $6,910 million, an increase of 8% sequentially and down $229 million year-over-year. The decrease in revenue year-over-year was driven by a decrease in OFSE partially offset by an increase in IET.
The Company's total book-to-bill ratio in the second quarter of 2025 was 1.0; the IET book-to-bill ratio was 1.1.
Net income as determined in accordance with accounting principles generally accepted in the United States of America ("GAAP") for the second quarter of 2025 was $701 million. Net income increased $299 million sequentially and increased $122 million year-over-year.
Adjusted net income (a non-GAAP financial measure) for the second quarter of 2025 was $623 million, which excludes adjustments totaling $78 million. A list of the adjusting items and associated reconciliation from GAAP has been provided in Table 1b in the section titled "Reconciliation of GAAP to non-GAAP Financial Measures." Adjusted net income for the second quarter of 2025 was up 22% sequentially and up 10% year-over-year.
Depreciation and amortization for the second quarter of 2025 was $293 million.
Adjusted EBITDA (a non-GAAP financial measure) for the second quarter of 2025 was $1,212 million, which excludes adjustments totaling $102 million. See Table 1a in the section titled "Reconciliation of GAAP to non-GAAP Financial Measures." Adjusted EBITDA for the second quarter was up 17% sequentially and up 7% year-over-year.
The sequential increase in adjusted net income and adjusted EBITDA was primarily driven by an increase in volume, favorable FX, and overall productivity. The year-over-year increase in adjusted net income and adjusted EBITDA was driven by productivity and structural cost out initiatives, favorable FX, partially offset by lower volume in OFSE, and cost inflation in both segments.
Other Financial Items
Remaining Performance Obligations ("RPO") in the second quarter of 2025 ended at $34 billion, an increase of $0.8 billion from the first quarter of 2025. OFSE RPO was $2.7 billion, down 3% sequentially, while IET RPO was $31.3 billion, up 3% sequentially. Within IET RPO, GTE RPO was $11.3 billion, and GTS RPO was $15.6 billion.
Income tax expense in the second quarter of 2025 was $256 million.
Other (income) expense, net in the second quarter of 2025 was $(134) million, primarily related to changes in fair value for equity securities of $(119) million.
GAAP diluted earnings per share was $0.71. Adjusted diluted earnings per share (a non-GAAP financial measure) was $0.63. Excluded from adjusted diluted earnings per share were all items listed in Table 1b in the section titled "Reconciliation of GAAP to non-GAAP Financial Measures."
Cash flow from operating activities was $510 million for the second quarter of 2025. Free cash flow (a non-GAAP financial measure) for the quarter was $239 million. A reconciliation from GAAP has been provided in Table 1c in the section titled "Reconciliation of GAAP to non-GAAP Financial Measures."
Capital expenditures, net of proceeds from disposal of assets, were $271 million for the second quarter of 2025, of which $184 million was for OFSE and $68 million was for IET.

Baker Hughes Company News Release
Baker Hughes Company Announces Second-Quarter 2025 Results
Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management's view of the relevant comparisons of financial results on a sequential or year-over-year basis, depending on the business dynamics of the reporting segments.
Oilfield Services & Equipment

(in millions)	Three Months Ended			Variance
Segment results	June 30, 2025	March 31, 2025	June 30, 2024	Sequential	Year-over-year
Orders	$3,503	$3,281	$4,068	7%	(14%)
Revenue	$3,617	$3,499	$4,011	3%	(10%)
EBITDA	$677	$623	$716	9%	(5%)
EBITDA margin	18.7%	17.8%	17.8%	0.9pts	0.9pts

(in millions)	Three Months Ended			Variance
Revenue by Product Line	June 30, 2025	March 31, 2025	June 30, 2024	Sequential	Year-over-year
Well Construction	$921	$892	$1,090	3%	(16%)
Completions, Intervention, and Measurements	935	925	1,118	1%	(16%)
Production Solutions	968	899	958	8%	1%
Subsea & Surface Pressure Systems	793	782	845	1%	(6%)
Total Revenue	$3,617	$3,499	$4,011	3%	(10%)

(in millions)	Three Months Ended			Variance
Revenue by Geographic Region	June 30, 2025	March 31, 2025	June 30, 2024	Sequential	Year-over-year
North America	$928	$922	$1,023	1%	(9%)
Latin America	639	568	663	12%	(4%)
Europe/CIS/Sub-Saharan Africa	653	580	827	13%	(21%)
Middle East/Asia	1,398	1,429	1,498	(2%)	(7%)
Total Revenue	$3,617	$3,499	$4,011	3%	(10%)

North America	$928	$922	$1,023	1%	(9%)
International	$2,689	$2,577	$2,988	4%	(10%)
EBITDA excludes depreciation and amortization of $233 million, $226 million, and $223 million for the three months ended June 30, 2025, March 31, 2025, and June 30, 2024, respectively. EBITDA margin is defined as EBITDA divided by revenue.
OFSE orders of $3,503 million for the second quarter of 2025 increased by 7% sequentially. Subsea and Surface Pressure Systems orders were $698 million, up 31% sequentially, and down 21% year-over-year.
OFSE revenue of $3,617 million for the second quarter of 2025 was up 3% sequentially, and down 10% year-over-year.
North America revenue was $928 million, up 1% sequentially. International revenue was $2,689 million, up 4% sequentially, with increase in all regions with the exception of Middle East and Asia.
Segment EBITDA for the second quarter of 2025 was $677 million, an increase of $54 million, or 9% sequentially. The sequential increase in EBITDA was primarily driven by productivity, structural cost-out initiatives, volume increase, partially offset by inflation and revenue mix.

Baker Hughes Company News Release
Baker Hughes Company Announces Second-Quarter 2025 Results
Industrial & Energy Technology

(in millions)	Three Months Ended			Variance
Segment results	June 30, 2025	March 31, 2025	June 30, 2024	Sequential	Year-over-year
Orders	$3,530	$3,178	$3,458	11%	2%
Revenue	$3,293	$2,928	$3,128	12%	5%
EBITDA	$585	$501	$497	17%	18%
EBITDA margin	17.8%	17.1%	15.9%	0.7pts	1.9pts

(in millions)	Three Months Ended			Variance
Orders by Product Line	June 30, 2025	March 31, 2025	June 30, 2024	Sequential	Year-over-year
Gas Technology Equipment	$781	$1,335	$1,493	(42%)	(48%)
Gas Technology Services	986	913	769	8%	28%
Total Gas Technology	1,767	2,248	2,261	(21%)	(22%)
Industrial Products	513	501	524	2%	(2%)
Industrial Solutions	327	281	281	16%	16%
Total Industrial Technology	839	782	805	7%	4%
Climate Technology Solutions	923	148	392	F	F
Total Orders	$3,530	$3,178	$3,458	11%	2%

(in millions)	Three Months Ended			Variance
Revenue by Product Line	June 30, 2025	March 31, 2025	June 30, 2024	Sequential	Year-over-year
Gas Technology Equipment	$1,624	$1,456	$1,539	12%	6%
Gas Technology Services	752	592	691	27%	9%
Total Gas Technology	2,377	2,047	2,230	16%	7%
Industrial Products	488	445	509	10%	(4%)
Industrial Solutions	273	258	262	6%	4%
Total Industrial Technology	761	703	770	8%	(1%)
Climate Technology Solutions	156	178	128	(12%)	22%
Total Revenue	$3,293	$2,928	$3,128	12%	5%
EBITDA excludes depreciation and amortization of $56 million, $53 million, and $55 million for the three months ended June 30, 2025, March 31, 2025, and June 30, 2024, respectively. EBITDA margin is defined as EBITDA divided by revenue.
"F" is used in most instances when variance is above 100%. Additionally, "U" is used when variance is below (100)%.
IET orders of $3,530 million for the second quarter of 2025 increased by $72 million, or 2% year-over-year. The increase was driven primarily by Climate Technology Solutions and partially offset by Gas Technology.
IET revenue of $3,293 million for the second quarter of 2025 increased $165 million, or 5% year-over-year. The increase was driven by Gas Technology Equipment, up $85 million or 6% year-over-year, Gas Technology Services, up $61 million or 9% year-over-year, and Climate Technology Solutions, up $28 million or 22% year-over-year.
Segment EBITDA for the quarter was $585 million, an increase of $88 million, or 18% year-over-year. The year-over-year increase in segment EBITDA was driven by positive pricing, favorable FX, and productivity, partially offset by cost inflation.

Baker Hughes Company News Release
Baker Hughes Company Announces Second-Quarter 2025 Results
Reconciliation of GAAP to non-GAAP Financial Measures
Management provides non-GAAP financial measures because it believes such measures are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance (including adjusted EBITDA; adjusted net income attributable to Baker Hughes; and adjusted diluted earnings per share) and liquidity (free cash flow) and that these measures may be used by investors to make informed investment decisions. Management believes that the exclusion of certain identified items from several key operating performance measures enables us to evaluate our operations more effectively, to identify underlying trends in the business, and to establish operational goals for certain management compensation purposes. Management also believes that free cash flow is an important supplemental measure of our cash performance but should not be considered as a measure of residual cash flow available for discretionary purposes, or as an alternative to cash flow from operating activities presented in accordance with GAAP.
Table 1a. Reconciliation of Net Income Attributable to Baker Hughes to Adjusted EBITDA and Segment EBITDA

	Three Months Ended
(in millions)	June 30, 2025	March 31, 2025	June 30, 2024
Net income attributable to Baker Hughes (GAAP)	$701	$402	$579
Net income attributable to noncontrolling interests	10	7	2
Provision for income taxes	256	152	243
Interest expense, net	54	51	47
Depreciation & amortization	293	285	283
Change in fair value of equity securities (1)	(119)	140	(19)
Other charges and credits (1)	17	—	(6)
Adjusted EBITDA (non-GAAP)	1,212	1,037	1,130
Corporate costs	78	85	83
Other (income) / expense not allocated to segments	(28)	1	—
Total Segment EBITDA (non-GAAP)	$1,262	$1,124	$1,213
OFSE	677	623	716
IET	585	501	497
(1)Change in fair value of equity securities and other charges and credits are reported in "Other (income) expense, net" on the condensed consolidated statements of income (loss).
Table 1a reconciles net income attributable to Baker Hughes, which is the directly comparable financial result determined in accordance with GAAP, to adjusted EBITDA and Segment EBITDA. Adjusted EBITDA and Segment EBITDA exclude the impact of certain identified items.

Baker Hughes Company News Release
Baker Hughes Company Announces Second-Quarter 2025 Results
Table 1b. Reconciliation of Net Income Attributable to Baker Hughes to Adjusted Net Income Attributable to Baker Hughes

	Three Months Ended
(in millions, except per share amounts)	June 30, 2025	March 31, 2025	June 30, 2024
Net income attributable to Baker Hughes (GAAP)	$701	$402	$579
Change in fair value of equity securities	(119)	140	(19)
Other adjustments	17	—	14
Tax adjustments (1)	24	(32)	(6)
Total adjustments, net of income tax	(78)	108	(11)
Less: adjustments attributable to noncontrolling interests	—	—	—
Adjustments attributable to Baker Hughes	(78)	108	(11)
Adjusted net income attributable to Baker Hughes (non-GAAP)	$623	$509	$568

Denominator:
Weighted-average shares of Class A common stock outstanding diluted	991	999	1,001
Adjusted earnings per share - diluted (non-GAAP)	$0.63	$0.51	$0.57
(1)All periods reflect the tax associated with the other (income) loss adjustments.
Table 1b reconciles net income attributable to Baker Hughes, which is the directly comparable financial result determined in accordance with GAAP, to adjusted net income attributable to Baker Hughes. Adjusted net income attributable to Baker Hughes excludes the impact of certain identified items.
Table 1c. Reconciliation of Net Cash Flows from Operating Activities to Free Cash Flow

	Three Months Ended
(in millions)	June 30, 2025	March 31, 2025	June 30, 2024
Net cash flows from operating activities (GAAP)	$510	$709	$348
Add: cash used for capital expenditures, net of proceeds from disposal of assets	(271)	(255)	(242)
Free cash flow (non-GAAP)	$239	$454	$106
Table 1c reconciles net cash flows from operating activities, which is the directly comparable financial result determined in accordance with GAAP, to free cash flow. Free cash flow is defined as net cash flows from operating activities less expenditures for capital assets plus proceeds from disposal of assets.

Baker Hughes Company News Release
Baker Hughes Company Announces Second-Quarter 2025 Results
Financial Tables (GAAP)
Condensed Consolidated Statements of Income (Loss)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share amounts)	2025	2024	2025	2024
Revenue	$6,910	$7,139	$13,337	$13,557
Costs and expenses:
Cost of revenue	5,295	5,493	10,247	10,469
Selling, general and administrative	567	643	1,144	1,261
Research and development costs	161	158	307	322
Other (income) expense, net	(134)	(26)	6	(48)
Interest expense, net	54	47	105	88
Income before income taxes	967	824	1,528	1,465
Provision for income taxes	(256)	(243)	(408)	(421)
Net income	711	581	1,120	1,044
Less: Net income attributable to noncontrolling interests	10	2	17	10
Net income attributable to Baker Hughes Company	$701	$579	$1,103	$1,034

Per share amounts:
Basic income per Class A common stock	$0.71	$0.58	$1.11	$1.04
Diluted income per Class A common stock	$0.71	$0.58	$1.11	$1.03

Weighted average shares:
Class A basic	988	996	990	997
Class A diluted	991	1,001	995	1,002

Cash dividend per Class A common stock	$0.23	$0.21	$0.46	$0.42

Baker Hughes Company News Release
Baker Hughes Company Announces Second-Quarter 2025 Results
Condensed Consolidated Statements of Financial Position
(Unaudited)

(In millions)	June 30, 2025	December 31, 2024
ASSETS
Current Assets:
Cash and cash equivalents	$3,087	$3,364
Current receivables, net	6,511	7,122
Inventories, net	5,105	4,954
All other current assets	2,915	1,771
Total current assets	17,618	17,211
Property, plant and equipment, less accumulated depreciation	5,176	5,127
Goodwill	5,801	6,078
Other intangible assets, net	3,919	3,951
Contract and other deferred assets	1,841	1,730
All other assets	4,385	4,266
Total assets	$38,740	$38,363
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$4,340	$4,542
Short-term debt	66	53
Progress collections and deferred income	5,680	5,672
All other current liabilities	2,429	2,724
Total current liabilities	12,515	12,991
Long-term debt	5,968	5,970
Liabilities for pensions and other postretirement benefits	997	988
All other liabilities	1,392	1,359
Equity	17,868	17,055
Total liabilities and equity	$38,740	$38,363

Outstanding Baker Hughes Company shares:
Class A common stock	985	990

Baker Hughes Company News Release
Baker Hughes Company Announces Second-Quarter 2025 Results
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended June 30,	Six Months Ended June 30,
(In millions)	2025	2025	2024
Cash flows from operating activities:
Net income	$711	$1,120	$1,044
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	293	579	566
Stock-based compensation cost	52	102	101
Change in fair value of equity securities	(119)	21	(71)
(Benefit) provision for deferred income taxes	36	(17)	33
Working capital	(120)	98	(36)
Other operating items, net	(343)	(684)	(505)
Net cash flows provided by operating activities	510	1,219	1,132
Cash flows from investing activities:
Expenditures for capital assets	(301)	(601)	(625)
Proceeds from disposal of assets	30	74	101
Other investing items, net	(15)	(69)	(6)
Net cash flows used in investing activities	(286)	(596)	(530)
Cash flows from financing activities:
Repayment of long-term debt	—	—	(125)
Dividends paid	(227)	(456)	(419)
Repurchase of Class A common stock	(196)	(384)	(324)
Other financing items, net	(20)	(105)	(61)
Net cash flows used in financing activities	(443)	(945)	(929)
Effect of currency exchange rate changes on cash and cash equivalents	29	45	(35)
Decrease in cash and cash equivalents	(190)	(277)	(362)
Cash and cash equivalents, beginning of period	3,277	3,364	2,646
Cash and cash equivalents, end of period	$3,087	$3,087	$2,284
Supplemental cash flows disclosures:
Income taxes paid, net of refunds	$211	$418	$336
Interest paid	$98	$148	$150

Baker Hughes Company News Release
Baker Hughes Company Announces Second-Quarter 2025 Results
Supplemental Financial Information
Supplemental financial information can be found on the Company's website at: investors.bakerhughes.com in the Financial Information section under Quarterly Results.
Conference Call and Webcast
The Company has scheduled an investor conference call to discuss management's outlook and the results reported in today's earnings announcement. The call will begin at 9:30 a.m. Eastern time, 8:30 a.m. Central time on Wednesday, July 23, 2025, the content of which is not part of this earnings release. The conference call will be broadcast live via a webcast and can be accessed by visiting the Events and Presentations page on the Company's website at: investors.bakerhughes.com. An archived version of the webcast will be available on the website for one month following the webcast.
Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release) may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a "forward-looking statement"). Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words "may," "will," "should," "potential," "intend," "expect," "would," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "could," "project," "predict," "continue," "target," "goal" or other similar words or expressions. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the Company's annual report on Form 10-K for the annual period ended December 31, 2024 and those set forth from time to time in other filings with the Securities and Exchange Commission ("SEC"). The documents are available through the Company's website at: www.investors.bakerhughes.com or through the SEC's Electronic Data Gathering and Analysis Retrieval system at: www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.
Our expectations regarding our business outlook and business plans; the business plans of our customers; oil and natural gas market conditions; cost and availability of resources; economic, legal and regulatory conditions, and other matters are only our forecasts regarding these matters.
These forward-looking statements, including forecasts, may be substantially different from actual results, which are affected by many risks, along with the following risk factors and the timing of any of these risk factors:
•Economic and political conditions - the impact of worldwide economic conditions and rising inflation; the impact of tariffs and the potential for significant increases thereto; the impact of global trade policy and the potential for significant changes thereto; the effect that declines in credit availability may have on worldwide economic growth and demand for hydrocarbons; foreign currency exchange fluctuations and changes in the capital markets in locations where we operate; and the impact of government disruptions and sanctions.
•Orders and RPO - our ability to execute on orders and RPO in accordance with agreed specifications, terms and conditions and convert those orders and RPO to revenue and cash.
•Oil and gas market conditions - the level of petroleum industry exploration, development and production expenditures; the price of, volatility in pricing of, and the demand for crude oil and natural gas; drilling activity; drilling permits for and regulation of the shelf and the deepwater drilling; excess productive capacity; crude and product inventories; liquefied natural gas supply and demand; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as tornadoes and hurricanes, that affect exploration and production activities; Organization of Petroleum Exporting Countries ("OPEC") policy and the adherence by OPEC nations to their OPEC production quotas.

Baker Hughes Company News Release
Baker Hughes Company Announces Second-Quarter 2025 Results
•Terrorism and geopolitical risks - war, military action, terrorist activities or extended periods of international conflict, particularly involving any petroleum-producing or consuming regions, including Russia and Ukraine; and the recent conflict in the Middle East; labor disruptions, civil unrest or security conditions where we operate; potentially burdensome taxation, expropriation of assets by governmental action; cybersecurity risks and cyber incidents or attacks; epidemic outbreaks.
About Baker Hughes:
Baker Hughes (Nasdaq: BKR) is an energy technology company that provides solutions to energy and industrial customers worldwide. Built on a century of experience and conducting business in over 120 countries, our innovative technologies and services are taking energy forward - making it safer, cleaner and more efficient for people and the planet. Visit us at bakerhughes.com.

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For more information, please contact:

Investor Relations

Chase Mulvehill
+1 346-297-2561
investor.relations@bakerhughes.com

Media Relations

Adrienne M. Lynch
+1 713-906-8407
adrienne.lynch@bakerhughes.com